Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated January 15, 2010 with respect to the shares of Common Stock, $0.0001 par value, of Image Entertainment, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: January 15, 2010

PORTSIDE GROWTH AND OPPORTUNITY FUND		RAMIUS LLC
By:	Ramius LLC,	By:	Cowen Group, Inc.,
	its investment advisor		its sole member

RCG HOLDINGS LLC		COWEN GROUP, INC.
By:	C4S & Co., L.L.C.,
	its managing member	C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
Jeffrey M. Solomon, Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss